Filed in Response to NSAR filing 77k
Reg S K Item 304(a)(3) Requirement



November 29, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by The Rydex Series Trust Funds (copy attached), which we understand will be filed with the Commission, pursuant to
Item 77K of Form N-SAR dated November 29, 2006. We agree with the statements concerning our Firm in such Item 77K.

Yours very truly,

PricewaterhouseCoopers LLP